Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 18, 2013 (the “Effective Date”) between DBD CREDIT FUNDING LLC, a Delaware limited liability company (the “Initial Lender” and together with any other financial institutions from time to time permitted to be party to this Agreement pursuant to the terms hereof sometimes referred to herein as a “Lender”), and NETLIST, INC., a Delaware corporation (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay. Borrower hereby unconditionally promises to pay the Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1       Revolving Loans.

(a)         Availability. Subject to the terms and conditions of this Agreement, Lenders shall make revolving loans not exceeding the Maximum Monetization Revolver Amount (any such revolving loans, the “Revolving Loans”; and together with the Term Loans, the “Facilities”). Revolving Loans hereunder may be repaid and, prior to the day that is five (5) Business Days prior to the Revolving Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)         Termination; Repayment. Borrower’s ability to request Revolving Loans shall terminate on the day that is five (5) Business Days prior to the Revolving Maturity Date. The Monetization Revolving Line terminates on the Revolving Maturity Date, when the principal amount of all Revolving Loans, the unpaid interest thereon, and all other Obligations relating to the Monetization Revolving Line shall be immediately due and payable.

2.1.2 Term Loans.

(a)           Closing Date Term Loan.

(i)            Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein, Initial Lender agrees to make a term loan available to Borrower on the Effective Date in an aggregate principal amount up to the Closing Date Term Loan Amount (such term loan, the “Closing Date Term Loan”).

(ii)           Amounts borrowed as a Closing Date Term Loan which are repaid or prepaid may not be reborrowed.

(iii)          Commencing with the month that is nineteen (19) months after the Effective Date, Borrower shall repay the Closing Date Term Loan in (i) eighteen (18) equal installments of principal, plus (ii) monthly payments of accrued interest, in each case, in an amount equal to the amount set forth on Schedule 2.1.2(a)(iii)(1), with the final payment, which shall be an amount equal to the entire remaining principal balance of the Closing Date Term Loan, any accrued and unpaid interest therein, and all other Obligations relating to the Closing Date Term Loans, being immediately due and payable on the Maturity Date, subject to any extension of the Maturity Date with respect to the Closing Date Term Loan pursuant to Section 2.1.2(c).

(b)           IP Monetization Milestone Term Loan.

(i)            Subject to the terms and conditions of this Agreement (including, without limitation, the conditions set forth in Section 3.2 and the occurrence of the IP Monetization Milestones) and in reliance upon the representations and warranties of Borrower contained herein, the Lenders agrees to lend to Borrower, from the Effective Date until the day that is the earlier of (x) one year after the occurrence of the IP Monetization Milestones and (y) two years after the Effective Date, on such date as requested by Borrower, term loans in an aggregate principal amount not to exceed the IP Monetization Milestone Term Loan Amount (such the term loans, the “IP Monetization Milestone Term Loans”; together with the Closing Date Term Loan, sometimes referred to individually as a “Term Loan” and together as the “Term Loans”); provided that (x) the minimum amount of each IP Monetization Milestone Term Loan being requested shall be at least $200,000 and (y) the date on which such IP Monetization Milestone Term Loan is to become funded shall not be less than 5 days after the date of the notice from Borrower as set forth in Section 3.2) (with respect to each IP Monetization Milestone Term Loan, the date on such IP Monetization Milestone Term Loan is funded, the “IP Monetization Milestone Term Loan Effective Date”). Any IP Monetization Milestone Term Loan funded on a particular IP Monetization Milestone Term Loan Effective Date shall constitute a separate “IP Monetization Milestone Term Loan Tranche” under this Agreement distinct from any other tranche of IP Monetization Milestone Term Loans funded on any other IP Monetization Milestone Term Loan Effective Date.

(ii)           Amounts borrowed as an IP Monetization Milestone Term Loan which are repaid or prepaid may not be reborrowed.

(iii)          Commencing with the month that is nineteen (19) months after the Effective Date, Borrower shall repay each IP Monetization Milestone Term Loan in (i) eighteen (18) equal installments of principal or, with respect to any IP Monetization Milestone Term Loan that is advanced with less than eighteen (18) months remaining prior to the Maturity Date, in a number of equal installments of principal equal to such number of months remaining prior to the Maturity Date, plus (ii) monthly payments of accrued interest, in each case, in an amount equal to the amount set forth on Schedule 2.1.2(a)(iii) (as such schedule shall be

(1) Schedule to reflect 65% of principal amount of Closing Date Term Loan paid over such 18 month period, with balloon payment of remaining 35% payable at maturity.

updated from time to time by the Initial Lender to reflect each additional IP Monetization Milestone Term Loan Tranche), with the final payment, which shall be an amount equal to the entire remaining principal balance of each such IP Monetization Milestone Term Loan, any accrued and unpaid interest therein, and all other Obligations relating to the IP Monetization Milestone Term Loans, being immediately due and payable on the Maturity Date, subject to any extension of the Maturity Date with respect to such IP Monetization Milestone Term Loans pursuant to Section 2.1.2(c).

(c)           Amortization Option. At any time during the period that is after the month that is eighteen (18) months after the Effective Date and on or prior to the Maturity Date, upon Borrower’s request and subject to the sole approval of Initial Lender (such approval discretion to be exercised in good faith), the outstanding principal amount of Term Loans due on the Maturity Date may be repaid in equal installments during an additional six month period immediately following the Maturity Date (such extension, the “Amortization Option”); provided, however, it being understood and agreed that the foregoing is not an obligation of Initial Lender to approve such Amortization Option and the granting of such Amortization Option may require concurrent modifications of the financial terms hereunder, including without limitation, increases to the interest rates and/or the payment of additional fees.

2.1.3 Optional Prepayments.

(a)           Optional Repayment of Revolving Loans. Borrower may at any time and from time to time prepay Revolving Loans, in whole or in part, with irrevocable prior written notice to the Initial Lender given not later than 2:00 p.m. at least one (1) Business Day prior to the date of prepayment, specifying the date and amount of prepayment. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof. Any such notice of prepayment received after 2:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any accrued and unpaid interest with respect to the Revolving Loans.

(b)           Optional Repayment of Term Loans. Borrower may at any time upon at leastfive (5) Business Days (or such shorter period as is acceptable to Initial Lender) prior written notice by Borrower to Initial Lender, prepay the Term Loans in whole or in part in an amount greater than or equal to $1,000,000, in each instance, subject to any applicable Prepayment Premium as provided in Section 2.1.5. Optional partial prepayments of Term Loans shall be applied to prepay all remaining installments of the Term Loans on a pro rata basis. Optional partial prepayments of Term Loans in amounts less than $100,000 shall not be permitted.

2.1.4       Other Mandatory Prepayments.

(a)           Transfers and Events of Loss. If Borrower or any Subsidiary of Borrower shall at any time or from time to time:

(i)            make a Transfer (other than a Transfer permitted under Section 7.1) or

(ii)           suffer an Event of Loss;

then (A) Borrower shall promptly notify Initial Lender of such Transfer or Event of Loss (including the amount of the Net Proceeds to be received by Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by Borrower and/or such Subsidiary of the Net Proceeds of such Transfer or Event of Loss, Borrower shall deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to Initial Lender as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.1.4(d) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent Borrower or such Subsidiary reinvests the Net Proceeds of such Event of Loss or Transfer in productive assets (other than Inventory, except to the extent Inventory is the subject of Event of Loss) of a kind then used or usable in the business of Borrower or such Subsidiary, within one hundred eighty (180) days after the earlier of (x) the date of such Event of Loss or Transfer or (y) receipt of such Net Proceeds with respect to such Event of Loss. For the avoidance of doubt, after the occurrence and during the continuance of an Event of Default, all Net Proceeds of any Event of Loss or Transfer shall, at the option of the Initial Lender and subject to the terms of the Intercreditor Agreement, be payable to the Lenders on account of the Obligations.

(b)           Issuances of Indebtedness. Subject to the terms of the Intercreditor Agreement, upon the receipt by Borrower or any Subsidiary of Borrower of the Net Issuance Proceeds of any incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), Borrower shall deliver, or cause to be delivered, to the Lenders an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with Section 2.1.4(d).

(c)           Extraordinary Receipts. Subject to the terms of the Intercreditor Agreement, promptly, and in any event, within three (3) Business Days upon receipt by Borrower or any Subsidiary of Borrower of any Extraordinary Receipts (net of the reasonable costs and expenses paid to Persons that are not Affiliates of Borrower) other than any Extraordinary Receipt constituting Smart Modular Proceeds, Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds.

(d)           Application of Prepayments. Subject to Section 1.9(c), any prepayments pursuant to Section 2.1.4(a), Section 2.1.4(b) and Section 2.1.4(c) shall be applied (i) first, to prepay all remaining installments of the Term Loans on a pro rata basis, together with all accrued interest thereon plus any applicable Prepayment Premium set forth in Section 2.1.5 and (ii) second, to prepay any outstanding amounts of the Revolving Loans (with a corresponding reduction to the Maximum Monetization Revolver Amount).

2.1.5 Prepayment Premiums.

(a)           Call Premium. Any prepayment or repayment (whether mandatory or optional) of the Term Loans other than any such prepayment or repayment resulting in or requiring the payment of the Early Repayment Option A Premium, in each case on or prior to the second anniversary of the Effective Date shall be accompanied by a prepayment premium, payable to the Lenders, equal to: (i) if such prepayment or repayment occurs on or prior to the first anniversary of the Effective Date, 4.0% (or if a prepayment or repayment has during such period has occurred resulting in or requiring the payment of the Early Repayment Option A Premium, 2.0%) of the principal amount of such prepayment or repayment, as the case may be, (ii) if such prepayment or repayment occurs after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, 2.0% of the principal amount of such prepayment or repayment, as the case may be and (iii) if such prepayment or repayment occurs after the second anniversary of the Effective Date, 0% of the principal amount of such prepayment or repayment, as the case may be (each of the foregoing, a “Call Premium”).

(b)           Early Repayment Option A. To the extent Borrower repays or prepays all of the outstanding Term Loans on or prior to the first anniversary of the Effective Date (whether mandatory or optional) (such date of repayment or prepayment, the “Repayment Date”), such repayment or prepayment shall (i) be accompanied by a prepayment premium, payable to the Lenders, equal to 20.0% of the amount of principal amount of all Loans funded prior to the Repayment Date (including, for the avoidance of doubt, all PIK Interest added as principal amount of the Loans) (the “Early Repayment Option A

Premium”; and together with the Call Premium, each a “Prepayment Premium” and collectively, the “Prepayment Premiums”) and (ii) require Borrower to pay Initial Lender or its Affiliates such additional monetization payments set forth under the Monetization Side Letter with respect to the Early Repayment Option A Net Revenues (as such term is defined in the Monetization Side Letter).

(c)           The parties hereto acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Premiums referred to in this Section 2.1.5 are intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any such repayment/prepayment. The parties hereto further acknowledge and agree that the Prepayment Premiums referred to in Section 2.1.5 are not intended to act as a penalty or to punish Borrower for any such repayment/prepayment.

(d)           Notwithstanding anything in this Agreement to the contrary, the payment of any Prepayment Premium shall be subject to the terms of the Monetization Side Letter.

2.2          Overadvances. If at any time or for any reason, the amount of Revolving Loans exceeds the Maximum Monetization Revolver Amount (such excess amount, the “Overadvance”), then Borrower shall immediately pay to Initial Lender in cash such Overadvance. Without limiting Borrower’s obligation to repay the Lenders any amount of the Overadvance, Borrower agrees to pay the Lenders interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3          Payment of Interest on the Credit Extensions.

(a)           Interest. Subject to Section 2.3(b), the principal amount of Loans outstanding shall accrue interest at a per annum rate equal to 11.0%; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Initial Lender otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lenders.

(c)           [Reserved].

(d)           [Reserved].

(e)           [Reserved].

(f)            Payment; Interest Computation. Interest is payable monthly on the last calendar day of each month on the outstanding principal amount of the Loans (including any interest capitalized thereon) at a rate equal to the Cash Interest Rate (which amount shall be paid in cash) plus a rate equal to the PIK Interest Rate (which amount shall be paid in-kind, by capitalizing and adding such interest to the unpaid principal amount of the Loans (including any interest capitalized thereon) (such capitalized interest, “PIK Interest”)). All PIK Interest so added shall be capitalized semi-annually (such first capitalization to be on December 31, 2013) and treated as principal amount of the Loans for all purposes of this Agreement. Following any such increase in the principal amount of the Loans, all interest

(whether at the Cash Interest Rate or PIK Interest Rate) will accrue on such increased amount. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all Payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension (or the capitalization of any PIK Interest) shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4          Fees. Borrower shall pay to the Lenders:

(a)           Facility Fee. A fully earned, non-refundable fee equal to 1.5% of the Closing Date Term Loan, payable on the Effective Date; and

(b)           IP Monetization Milestone Fee. A fully earned, non-refundable fee equal to the product of 1.5% and $4,000,000.00, payable upon the occurrence of the IP Monetization Milestones; and

(c)           Bank Expenses. All Bank Expenses required to be paid by Borrower under Section 12.12 hereof (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Effective Date, when due (or, if there is no stated due date, upon demand by Initial Lender).

2.5          Payments; Application of Payments.

(a)           All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           All payments with respect to the Obligations may be applied in such order and manner as Initial Lender shall determine in its sole discretion. Borrower shall have no right to specify the order or the accounts to which Initial Lender shall allocate or apply any payments required to be made by Borrower to Initial Lender or otherwise received by Initial Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.6          Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender together with a certificate for reimbursement in accordance with Section 2.6(c), Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Credit Extensions of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon request of such Lender together with a certificate for reimbursement in accordance with Section 2.6(c), Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section 2.6, including a reasonable basis therefore in reasonable detail, and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.7          Taxes. For purposes of this Section 2.7, the term “applicable law” includes FATCA.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Lender timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d)         Indemnification by the Lenders. Each Lender shall severally indemnify Initial Lender within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Initial Lender for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Initial Lender in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Initial Lender shall be conclusive absent manifest error. Each Lender hereby authorizes Initial Lender to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Initial Lender to the Lender from any other source against any amount due to Initial Lender under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the applicable Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

(f)          Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

1.             in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.             executed originals of IRS Form W-8ECI;

3.             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

4.             to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such DOCUMENTATION PRESCRIBED BY APPLICABLE LAW (INCLUDING AS PRESCRIBED BY SECTION 1471(b)(3)(C)(i) OF THE INTERNAL REVENUE CODE) AND SUCH ADDITIONAL DOCUMENTATION REASONABLY REQUESTED BY BORROWER AS MAY BE NECESSARY FOR BORROWER TO COMPLY WITH ITS OBLIGATIONS UNDER FATCA AND TO DETERMINE THAT SUCH LENDER HAS COMPLIED WITH SUCH LENDER’S OBLIGATIONS UNDER FATCA OR TO DETERMINE THE AMOUNT TO DEDUCT AND WITHHOLD FROM SUCH PAYMENT. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Credit Extensions and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.8                               Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.6, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.6 or 2.7, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.        If any Lender requests compensation under Section 2.6, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.8(a), then Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.6 or Section 2.7) and obligations under this Agreement and the related Loan Documents to another Lender (or to any other Person to which Borrower consents) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.6 or payments required to be made pursuant to Section 2.7, such assignment will result in a reduction in such compensation or payments thereafter; and (iii) such assignment does not conflict with applicable law.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension. The Initial Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that the Initial Lender shall have received, in form and substance satisfactory to Initial Lender, such documents, and completion of such other matters, as Initial Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 Borrower and Guarantor shall have delivered duly executed signatures to the Loan Documents to which it is a party, including this Agreement, the Guaranty, the Guarantor Security Agreement, the IP Security Agreement, the Intercompany Subordination Agreement, and the Monetization Side Letter;

(b)                                 [reserved];

(c)                                  Borrower shall have delivered: (i) its Operating Documents; and (ii) good standing certificates with respect to Borrower issued by the applicable Secretary of State — and, if separate, the state tax authority — of the jurisdiction of organization of Borrower and the applicable Secretary of State — and, if separate, the state tax authority of the jurisdictions (other than the applicable jurisdiction of organization of Borrower) in which Borrower’s failure to be duly qualified or licensed would constitute a Material Adverse Change, in each case, as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 Guarantor shall have delivered: (i) its Operating Documents; and (ii) good standing certificates with respect to Guarantor issued by the applicable Secretary of State — and, if separate, the state tax authority — of the jurisdiction of organization of Guarantor and the applicable Secretary of State — and, if separate, the state tax authority of the jurisdictions (other than the applicable jurisdiction of organization of Guarantor) in which Guarantor’s failure to be duly qualified or licensed would constitute a “Material Adverse Change” (as such term is defined in the Guarantor Security Agreement), in each case, as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)                                  Borrower shall have delivered duly executed signatures to the completed Borrowing Resolutions for Borrower;

(f)                                   Guarantor shall have delivered duly executed signature(s) to the completed certified resolutions & incumbency certificate of Guarantor;

(g)                                  the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(h)                                 Borrower shall have delivered evidence reasonably satisfactory to Initial Lender that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Initial Lender;

(i)                                     with respect to Borrower and each Guarantor, Initial Lender shall have received certified copies, dated as of a recent date, of financing statement searches, as Initial Lender shall request, reflecting Initial Lender’s financing statements filed of record with respect to Initial Lender’s Liens, and accompanied by written evidence (including any UCC termination statements) that the Liens (other than the Initial Lender’s Liens) indicated in any financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j)                                    the completion of the Initial Audit with results satisfactory to Initial Lender in its good faith business judgment;

(k)                                 payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof;

(l)                                     Borrower and SVB shall have amended the SVB Agreement to reduce the maximum amount permitted to be borrowed thereunder to $5,000,000 and substantially concurrently with the funding of the Closing Date Term Loan, the outstanding amount of term loans under the SVB Agreement shall have been repaid in full;

(m)                             Borrower, Guarantor, SVB and Initial Lender shall have entered into the Intercreditor Agreement;

(n)                                 Borrower shall have issued to Initial Lender or its Affiliate, Warrants (substantially in the form attached hereto as Exhibit C) for 1,648,351 shares of Warrant Stock (as such term is defined in the Warrant) and having an Exercise Price (as such term is defined in the Warrant) equal to $1.00.

(o)                                 Initial Lender shall have received, on behalf of itself and the Lenders, a legal opinion of Morrison & Foerster LLP, special counsel for the Loan Parties (A) dated as of the date of this Agreement, (B) addressed to the Initial Lender and (C) covering such matters relating to the Loan Documents, Monetization Side Letter and Warrant Documents, and the execution, delivery and performance of their respective obligations under the Loan Documents, Monetization Side Letter and Warrant Documents, and the initial Credit Extensions hereunder, and matters reasonably related, respectively, thereto, in each case as are customary and reasonable.

3.2                               Conditions Precedent to all Credit Extensions. Each Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                                 no Default or Event of Default has occurred and is continuing or would reasonably be expected to result immediately after giving effect to any Credit Extension;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)                                  in Initial Lender’s sole discretion, there has not been a Material Adverse Change;

(d)                                 solely with respect to the IP Monetization Milestone Term Loans, the IP Monetization Milestones have been achieved; and

(e)                                  solely with respect to the Revolving Loans, Initial Lender shall have determined, in its sole discretion, to fund the requested Revolving Loan.

3.3                               [Reserved]

3.4                               Covenant to Deliver. Borrower agrees to deliver to Initial Lender each item required to be delivered to Initial Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Initial Lender of any such item shall not constitute a waiver by Initial Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Initial Lender’s sole discretion.

3.5                               Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, in order for Borrower to obtain a Credit Extension, Borrower, shall notify Initial Lender (which notice shall be irrevocable) by electronic mail or telephone by 12:00 p.m. Eastern time at least three (3) Business Days prior to the proposed Funding Date of the request for such Credit Extension. Initial Lender shall credit Credit Extensions to the Designated Deposit Account. Initial Lender may make Revolving Loans under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Loans are necessary to meet Obligations which have become due. Initial Lender may rely on any telephone notice given by a person whom Initial Lender in its good faith business judgment believes is a Responsible Officer or designee; provided, that in such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest. Borrower hereby grants Initial Lender (on behalf of all Lenders), to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Initial Lender (on behalf of all Lenders), the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2                               Priority of Security Interest.

(a)                                 Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be, subject to the terms of the Intercreditor Agreement, a first priority perfected security interest in the Collateral (subject in lien priority only to those Permitted Liens that are expressly entitled to such priority over the security interests of Initial Lender by operation of law or by written subordination agreement duly executed and delivered by Initial Lender in favor of the holders of such Permitted Liens). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Initial Lender in a writing signed by Borrower of the general details thereof and grant to Initial Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Initial Lender.

(b)                                 If this Agreement is terminated, Initial Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as each Lender’s obligation to make Credit Extensions has terminated, Initial Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral (including making any filings and taking other actions as reasonably necessary to evidence such termination) and all rights therein shall revert to Borrower.

4.3                               Authorization to File Financing Statements. Borrower hereby authorizes Initial Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Initial Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Initial Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Initial Lender’s discretion.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.

(a)                                 Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Initial Lender a completed certificate, entitled “Perfection Certificate”. Borrower represents and warrants to Initial Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Initial Lender of such occurrence and provide Initial Lender with Borrower’s organizational identification number.

(b)                                 The execution, delivery and performance by Borrower of the Loan Documents, the Warrant Documents and the Monetization Side Letter (including, without limitation, the incurrence of Loans hereunder and the issuance of Warrants pursuant to the Warrant Documents), in each case, to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) (x) contravene, conflict with, constitute a default under or violate that certain Securities Purchase Agreement dated as of December 20, 2012 between Borrower and Midsummer Small Cap Master, Ltd. or (y) materially contravene, conflict with or constitute a material default under the SVB Loan Agreement, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2                               Collateral.

(a)                                 Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit account other than the deposit accounts with Initial Lender and deposit accounts described in the Perfection Certificate delivered to Initial Lender in connection herewith or as disclosed to Initial Lender pursuant to Section 6.8(b), other than deposit accounts not required to be disclosed pursuant to Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

(b)                                 The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate other than any Collateral not having an aggregate value in excess of $250,000. None of the components of the Collateral having an aggregate value in excess of $250,000 shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of $250,000 to any one or more bailees, then Borrower shall, promptly upon Initial Lender’s request therefor, use commercially reasonable efforts to deliver to Initial Lender a bailee agreement (in form and substance satisfactory to Initial Lender in its good faith business judgment) duly executed by such bailee.

(c)                                  With respect to any leased premises of Borrower at which Collateral with an aggregate value of more than $250,000 is located, Borrower shall, promptly upon Initial Lender’s request therefor, use commercially reasonable efforts to deliver to Initial Lender a landlord agreement (in form and substance satisfactory to Initial Lender in its good faith business judgment) duly executed by the lessor of such leased premises.

(d)                                 All Inventory is in all material respects of good and marketable quality, free from material defects.

(e)                                  Borrower is the sole owner of the Intellectual Property which it owns or purports to own, free and clear of all Liens (other than non-exclusive licenses granted to its customers in the ordinary course of business) and such Intellectual Property comprises all Intellectual Property owned by and used in the business of Borrower, the Guarantors and their respective Subsidiaries, except for (a) over-the-counter software that is commercially available to the public, and (b) Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each issued Patent that Borrower or any Guarantor owns or purports to own is subsisting and, to the best knowledge of Borrower, valid and enforceable. No part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, and, except with respect to the reexamination proceedings as set forth on Schedule 5.2(e) (as such schedule may be updated from time to time) or claims or counterclaims made in any of the litigation identified in Schedule 5.2(e) (as such schedule may be updated from time to time) no Person has challenged the validity, enforceability, or registrability of any of the Intellectual Property that Borrower or any Guarantor owns or purports to own. To the best of Borrower’s knowledge, except the claims made by Smart Modular, Inc. in any pending litigation between Borrower and Smart Modular, Inc. and disclosed to Initial Lender on or prior to the date hereof, no claim has been made that Borrower, any Guarantor or the conduct of Borrower’s business violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

(f)                                   Except as noted on the Perfection Certificate or as notified to Initial Lender in accordance with Section 6.10(c), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               [Reserved].

5.4                               Litigation. Except as expressly identified in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $100,000 individually, or $250,000 in the aggregate.

5.5                               Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Initial Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements, except that that interim financial statements may be subject to normal year-end audit adjustments (which will not be material in the aggregate) and need not contain footnote disclosures required by GAAP. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Initial Lender.

5.6                               Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, including Environmental Laws, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous or other Persons, in disposing, producing, storing, treating, or transporting any hazardous or toxic substance other than legally, and none of Borrower or any of its Subsidiaries has any material liabilities under Environmental Laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8                               Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for such taxes, assessment, deposits and contributions that do not, individually or in the aggregate, exceed fifty thousand dollars ($50,000). Notwithstanding the foregoing, Borrower may defer payment of any contested taxes (except for payroll taxes and other tax obligations subject to a federal tax lien), provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Initial Lender in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, capital expenditures, licensing costs and for other general corporate purposes and not for personal, family, household or agricultural purposes or for purposes not expressly prohibited under this Agreement or any other Loan Document.

5.11                        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Initial Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Initial Lender, and in light of the circumstances in which made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Initial Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12                        Indebtedness. Borrower is not liable for any Indebtedness other than Permitted Indebtedness.

5.13                        Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations, including Environmental Laws, to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business. Borrower shall also conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws or by Governmental Authorities.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Initial Lender in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Initial Lender.

(c)                                  Use its reasonable best efforts to maintain the listing of its common shares on NASDAQ (or on another nationally recognized securities exchange), and in the event that such shares are delisted from NASDAQ, shall cause its common shares to be qualified for trading on the OTC Bulletin Board within two business days of such delisting.

6.2                               Financial Statements, Reports, Certificates. Provide Initial Lender with the following:

(a)                                 [reserved];

(b)                                 [reserved];

(c)                                  as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Initial Lender (the “Monthly Financial Statements”);

(d)                                 within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Initial Lender shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)                                  within three (3) days after entering into a change, modification, amendment, revision, waiver or consent to SVB Loan Document, written notice (together with copies of all executed instruments relating thereto) of any such change, modification, amendment, revision, waiver or consent to any SVB Loan Document;

(f)                                   within thirty (30) days after the end of each fiscal year of Borrower (or more frequently as updated), (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the new fiscal year of Borrower, and (B) annual financial projections for the new fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections;

(g)                                  as soon as available, and in any event concurrently with the delivery of the copy of (or link to) Borrower’s 10-K report for the applicable fiscal year required under clause (h) below, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Initial Lender in its reasonable discretion;

(h)                                 As long as Borrower is subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies (or a link to such documents on Borrower’s or another website on the Internet) of all periodic and other reports (including Borrower’s 10-K, 10Q, and 8K reports), proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. As to any information contained in the materials furnished pursuant to this clause (h), Borrower shall not be required separately to furnish such information under clause (g) but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clause (g) at the times specified therein.

(i)                                     within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders, to SVB under the SVB Loan Documents, or to any holders of Subordinated Debt; provided, that, for the avoidance of doubt, no such statements, reports or notices currently required to be delivered under the SVB Loan Documents shall be required to be delivered to Initial Lender under this Section 6.2(i) if such statements, reports or notices are no longer required to be delivered under the SVB Loan Documents;

(j)                                    prompt written notice of (i) any material change in the composition of Borrower’s Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not previously disclosed in writing to Initial Lender, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of Borrower’s Intellectual Property; and

(k)                                 prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of at least $100,000, individually, or at least $250,000, in the aggregate; and

(l)                                     other financial information and information regarding the Intellectual Property reasonably requested by Initial Lender.

6.3                               [Reserved].

6.4                               [Reserved].

6.5                               Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all income and all other material tax returns and reports that are required to be filed and timely pay, and require each of its Subsidiaries to timely pay, all federal, state, income and all other material state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Initial Lender, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6                               Access to Collateral; Books and Records. At reasonable times, on at least five (5) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Initial Lender, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books, which inspections (after the Initial Audit) shall be conducted no less frequently than twice per year, or more frequently as conditions may warrant in Initial Lender’s good faith business judgment. The foregoing inspections and audits shall be at Borrower’s expense, plus reasonable out-of-pocket expenses. In the event Borrower and Initial Lender schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Initial Lender, then (without limiting any of Initial Lender’s rights or remedies), Borrower shall pay Initial Lender a fee of $1,000 plus any out-of—pocket expenses incurred by Initial Lender to compensate Initial Lender for the anticipated costs and expenses of the cancellation or rescheduling.

6.7                               Insurance.

(a)                                 Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and, if the SVB Agreement is no longer in effect, as Initial Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that (i) if the SVB Agreement remains effective, are standard for companies in Borrower’s industry and location, and (ii) if the SVB Agreement is no longer in effect, are satisfactory to Initial Lender.

(b)                                 All property policies (but not Borrower’s D&O insurance) shall have a lender’s loss payable endorsement showing Initial Lender as lender loss payee and waive subrogation against Initial Lender. All liability policies shall show, or have endorsements showing, Initial Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Initial Lender at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Initial Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Initial Lender’s option, be payable to Initial Lender on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Initial Lender, Initial Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Initial Lender deems prudent.

6.8                               Operating Accounts.

(a)                                 [Reserved].

(b)                                 As to any Collateral Accounts maintained with an institution other than a Lender, Borrower shall cause such institution to enter into a Control Agreement in form acceptable to Initial Lender in its good faith business judgment in order to perfect Initial Lender’s security interest in such Collateral Accounts (to the extent that Initial Lender determines in its good faith business judgment that a Control Agreement is necessary to perfect and protect such security interest), and each such Control Agreement may not be terminated without the prior written consent of Initial Lender. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Initial Lender by Borrower as such; and (ii) Borrower’s (or its Subsidiary’s) Collateral Accounts located in China and relating to Borrower’s (or its Subsidiary’s) operations in Suzhou, China; provided, that (x) the aggregate amount of all cash and Cash Equivalents located in such Chinese account shall not exceed $600,000 at any one time outstanding and (y) the aggregate amount of all cash and Cash Equivalents of Borrower and Guarantors which are not maintained in an account subject to a Control Agreement shall not exceed $600,000 at any one time outstanding; provided that, upon the reasonable request of Borrower and Initial Lender’s consent (such consent not to be unreasonably withheld or delayed), the thresholds in clauses (x) and (y) shall be increased to $1,000,000 each.

6.9                               Financial Covenants. Satisfy at all times, the Liquidity Condition with respect to Borrower and its Subsidiaries.

6.10                        Protection and Registration of Intellectual Property Rights.

(a)                                 Borrower shall: (1) protect, defend and pay all fees and make all routine filings with the U.S. Patent and Trademark Office and/or U.S. Copyright Office (as applicable) to maintain the validity and enforceability of any and all of its Intellectual Property; (2) promptly advise Initial Lender in writing of known infringements of its Intellectual Property; and (3) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Initial Lender’s written consent.

(b)                                 Borrower hereby represents and warrants that, as of the Effective Date, Borrower does not own any maskworks, computer software, or other copyrights of Borrower that are registered (or the subject of an application for registration) with the United States Copyright Office. Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any of Borrower’s maskworks, computer software, or other copyrights, unless Borrower: (i) provides Initial Lender with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes and delivers a security agreement or such other documents as Initial Lender may reasonably request to maintain the perfection and priority of Initial Lender’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (iii) records such security agreement with the United States Copyright Office contemporaneously with or promptly (but in no event more than 10 days) after filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Initial Lender a copy of the application(s) actually filed with the United States Copyright Office together with evidence of the recording of the security agreement necessary for Initial Lender to maintain the perfection and priority of its security interest in the copyrights or mask works intended to be registered with the United States Copyright Office. Borrower hereby represents and warrants that, as of the Effective Date, the IP Security Agreement identifies all Patents and Trademarks of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. From and after the Effective Date, Borrower shall provide written notice to Initial Lender of any application filed by Borrower in the United States Patent and Trademark Office for a Patent or to register a Trademark or of any registered or applied Patent or Trademark acquired by Borrower or any Guarantor, in each case, within 30 days after any such filing or acquisition, and, upon the request of Initial Lender, Borrower shall promptly execute and deliver a security agreement or such other documents as Initial Lender may reasonably request with respect to such additional Patents and/or Trademarks of Borrower that are registered (or the subject of an application for registration) with the United States Patent and Trademark Office. The foregoing notwithstanding, Initial Lender shall not acquire any interest in any intent to use a federal trademark application for a trademark, servicemark, or other mark filed on Borrower’s behalf prior to the filing under applicable law of a verified statement of use (or equivalent) for such mark that is the subject of such application.

(c)                                  Provide written notice to Initial Lender within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Initial Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Initial Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Initial Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Initial Lender’s rights and remedies under this Agreement and the other Loan Documents.

6.11                        Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Initial Lender, without expense to Initial Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Initial Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Initial Lender with respect to any Collateral or relating to Borrower.

6.12                        Intercompany Debt. All present and future indebtedness of Borrower and any Guarantor owed or owing to any one or more of Borrower, any Guarantor, or any other Affiliate of Borrower or any other Affiliate of any Guarantor shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement reasonably satisfactory to Initial Lender (the “Intercompany Subordination Agreement”).

6.13                        Subsidiaries. As of the Effective Date, the Perfection Certificate identifies each direct or indirect Subsidiary of Borrower. Without limiting any requirements for Initial Lender’s consent under one or more of Section 7.3 and Section 7.7, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall promptly notify Initial Lender in writing of such formation or acquisition, and, if so requested by Initial Lender, Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Initial Lender: (i) either (y) a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, or (z) a Guaranty and a Guarantor Security Agreement, together with (ii) such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Initial Lender (including being sufficient to grant Initial Lender a first priority Lien (subject to Permitted Liens and the terms of the Intercreditor Agreement) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Initial Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Initial Lender, and (c) provide to Initial Lender all other documentation in form and substance satisfactory to Initial Lender (including, if requested by Initial Lender, one or more opinions of counsel satisfactory to Initial Lender), which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document. Notwithstanding the foregoing or anything to the contrary in any Loan Document (including Exhibit A hereto), (1) (x) no Subsidiary which is a first-tier controlled foreign corporation, (y) no direct or indirect Domestic Subsidiary of a Foreign Subsidiary or (z) no wholly-owned, Domestic Subsidiary substantially all of the assets of which constitute the equity of Foreign Subsidiaries (each a “Domestic Foreign Holding Company”), shall be required to take the actions specified in clause (a) or (b) of the preceding sentence, and (2) (A) with respect to the voting stock of any Subsidiary which is a first-tier controlled foreign corporation or a Domestic Foreign Holding Company, such requirement shall be limited to providing Initial Lender with certificates and powers and financing statements, pledging 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the equity interests not constituting voting stock of any such Subsidiary, except that any such equity interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.13.

6.14                        Further Assurances. Execute any further instruments and take further action as Initial Lender reasonably requests to perfect or continue Initial Lender’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Initial Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.15                        Post-Closing. On or prior to the date that is 30 days after the Effective Date (or such later date as Initial Lender may agree in its sole discretion), Borrower and Guarantor shall have delivered duly executed signatures to one or more Control Agreements relative to all Collateral Accounts maintained with any institution (other than Initial Lender or any affiliate of Initial Lender), except to the extent expressly not required under Section 6.8(b).

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without Initial Lender’s prior written consent:

7.1                               Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including, for the avoidance of doubt, Transfers of any Intellectual Property), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) the NVvault Patent Monetization Transaction and (d) consisting of Permitted Liens, Permitted Licenses and Permitted Investments.

7.2                               Changes in Business, Management, Control, or Business Locations.

(a)                                 (i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (ii) liquidate or dissolve; or (iii) have a change in senior management; or (iv) permit or suffer any Change in Control.

(b)                                 Without at least thirty (30) days prior written notice to Initial Lender: (1) [reserved], (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name (whether such name is in English or French or otherwise), or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                               Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary). Notwithstanding the foregoing, a Subsidiary of Borrower or any Guarantor that itself is not a Borrower or a Guarantor may enter into any merger or consolidation with another Subsidiary of Borrower that itself is not a Borrower or a Guarantor.

7.4                               Indebtedness.

(a)                                 Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

(b)                                 Without limiting the generality of Section 7.4(a), all present and future indebtedness of Borrower to its officers, directors, and equityholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement reasonably acceptable to Initial Lender. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Initial Lender a subordination agreement acceptable to Initial Lender.

7.5                               Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts or any right to any litigation or settlement claims, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Initial Lender and such terms under the SVB Loan Documents) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property.

7.6                               Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7                               Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereof or adversely affect the subordination thereof to Obligations owed to Initial Lender.

7.10                        Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its Subsidiaries to do so if the violation could reasonably be expected to have a material adverse effect on Borrower’s business; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11                        Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by Borrower and its Subsidiaries in any Fiscal Year to exceed $1,000,000.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Maturity Date or Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a)                                 Borrower fails or neglects to perform any obligation in Sections 6.1(a) or (b), 6.2, 6.4, 6.6, 6.8, 6.9, 6.10, 6.15 or violates any covenant in Section 7; or

(b)                                 [reserved];

(c)                                  Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified elsewhere in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time (as determined by Initial Lender in its sole but reasonable discretion), then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change. A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                               Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties (including, without limitation, under any SVB Loan Document), (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000); or (b) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7                               Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8                               Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Initial Lender or to induce Initial Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt or Lien. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect; any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; a default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Initial Lender, or any creditor that has signed such an agreement with Initial Lender breaches any terms of such agreement; or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any such subordination, intercreditor, or other similar agreement;

8.10                        Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Initial Lender’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

8.11                        Monetization Side Letter and Warrant Documents. Borrower fails to perform or observe any covenant or agreement contained in the Monetization Side Letter or any Warrant Document on its part to be performed or observed.

8.12                        Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against Borrower or any Subsidiary of Borrower party thereto or Borrower or any Subsidiary of Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; the performance by Borrower or Guarantor of its respective obligations under any material provision of any Loan Document shall become unlawful (other than as already expressly contemplated therein); or any Loan Document shall for any reason (other than pursuant to the terms thereof and other than in respect of Collateral sold or otherwise disposed of in accordance with the terms of this Agreement) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected (to the extent required by the Loan Documents) and first priority security interest subject only to Permitted Liens and the terms of the Intercreditor Agreement.

8.13                        Event of Default under other Loan Documents. An event of default has occurred and is continuing under any other Loan Document (after giving effect to, but without duplication of, any applicable grace periods).

9                                         LENDER’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies. If an Event of Default has occurred and is continuing, Initial Lender may, without notice or demand, do any or all of the following:

(a)                                 declare all Obligations (including any Prepayment Premiums) immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations (including any Prepayment Premiums) are immediately due and payable without presentment, demand, protest, notice or any action by Initial Lender, all of which are expressly waived by Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding) (for the avoidance of doubt, it being hereto acknowledged and agreed that any Prepayment Premiums are intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders in light of the impracticality and extreme difficulty of ascertaining actual damages, and that the Prepayment Premiums are not intended to act as a penalty or to punish Borrower for any such repayment);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Initial Lender;

(c)                                  [reserved];

(d)                                 [reserved];

(e)                                  [reserved];

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Initial Lender requests and make it available as Initial Lender designates. Initial Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Initial Lender a license to enter and occupy any of its premises, without charge, to exercise any of Initial Lender’s rights or remedies;

(g)                                  apply to the Obligations any amount held by Initial Lender owing to or for the credit or the account of Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Initial Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Initial Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Initial Lender’s benefit;

(i)                                     place a “hold” on any account maintained with any Initial Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                    demand and receive possession of Borrower’s Books; and

(k)                                 exercise all rights and remedies available to Initial Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney. Borrower hereby irrevocably appoints Initial Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Initial Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Initial Lender or a third party as the Code permits; and (g) subject to the terms of the Intercreditor Agreement, proceed to litigate, settle, or adjust all litigation claims of Borrower, whether then existing or arising in the future. Borrower hereby appoints Initial Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Initial Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Initial Lender is under no further obligation to make Credit Extensions hereunder. Initial Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Initial Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Initial Lender’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Initial Lender may obtain such insurance or make such payment, and all amounts so paid by Initial Lender are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Initial Lender will make reasonable efforts to provide Borrower with notice of Initial Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Initial Lender are deemed an agreement to make similar payments in the future or Initial Lender’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Initial Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Initial Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to the Lenders for any deficiency. If Initial Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Initial Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Initial Lender of cash therefor.

9.5                               Initial Lenders’ Liability for Collateral. So long as Initial Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Initial Lender, Initial Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative. Each Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of such Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Initial Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Initial Lender has all rights and remedies provided under the Code, by law, or in equity. Initial Lender’s exercise of one right or remedy is not an election and shall not preclude Initial Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Initial Lender’s waiver of any Event of Default is not a continuing waiver. Initial Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Initial Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Netlist, Inc.
51 Discovery, Suite 150 Irvine, CA 92618
Attn: Gail M. Sasaki, CFO Email: gsasaki@netlist.com

If to Initial Lender:	c/o Fortress Credit Corp.
1345 Avenue of the Americas, 46th Floor New York, NY 10105
Attention: Constantine M. Dakolias

with a copy to:

Fortress Credit Corp.
One Market Plaza
Spear Tower, 42nd Floor San Francisco, CA 94105 Attention: James K. Noble III

with a copy to:

Kirkland & Ellis LLP
333 S. Hope St.
Los Angeles, CA 90071
Attention: David Nemecek
Telephone: 213-680-8111
Telecopier: 213-808-8107
Email: david.nemecek@kirkland.com

11                                  CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

The Loan Documents and the transactions contemplated thereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law. Borrower and the Lenders each submit to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided, however, that nothing in this Agreement shall be deemed to operate to preclude such Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Lenders. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Lender, or any Related Party of a Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that a Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

12                                  GENERAL PROVISIONS

12.1                        Termination Prior to Maturity Date. On the Revolving Maturity Date, Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations (other than contingent indemnity Obligations), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.

12.2                        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Initial Lender’s prior written consent (which may be granted or withheld in Initial Lender’s discretion). The Lenders (or any of their respective successors or permitted assigns) shall not, without the prior written consent of Borrower (such consent not to be unreasonably withheld or delayed), sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, that notwithstanding the foregoing, no such consent of Borrower shall be required in connection with any assignment, transfer, participation grant or the taking of such other similar actions with respect to a Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any Affiliate of such Lender; provided, further, that, upon the occurrence and during the continuance of any Default or Event of Default, no such consent of Borrower shall be required.

12.3                        Indemnification. Borrower agrees to indemnify, defend and hold each Lender and its respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; (b) any Claims against, or all losses or expenses suffered, incurred, or paid by, such Indemnified Person related to any noncompliance with, violation of, or liability, in each case by or of Borrower or with respect to any of Borrower’s property, under Environmental Laws; and (c) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions contemplated under the Loan Documents between the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses determined by a court of competent jurisdiction by a final and non-appealable judgment to have been directly caused by (i) such Indemnified Person’s gross negligence or willful misconduct or (ii) a material breach of such Indemnified Person’s obligations under the Loan Documents which did not involve the actions or omissions of Borrower or any Affiliate of Borrower.

12.4                        Register. Initial Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Credit Extensions of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.5                        Time of Essence; Injunctive Relief. Time is of the essence for the performance of all Obligations in this Agreement. Borrower recognize that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Initial Lender. Therefore, Borrower agrees that Initial Lender, at its option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.6                        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7                        Correction of Loan Documents. Initial Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.8                        Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9                        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.10                 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify the Indemnified Persons shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.

12.11                 Confidentiality. In handling any confidential information, the Lenders shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to a Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, such Lender shall use its commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to such Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit; (e) as such Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of such Lender so long as such service providers have executed a confidentiality agreement with such Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in such Lender’s possession when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender; or (ii) disclosed to a Lender by a third party, if such Lender does not know that the third party is prohibited from disclosing the information.

The Lenders may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.12                 Attorneys’ Fees, Costs and Expenses. Any action taken by Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Initial Lender, shall be at the expense of Borrower, and Initial Lender shall not be required under any Loan Document to reimburse Borrower or any Affiliate of Borrower therefor. In addition, Borrower agrees to pay or reimburse within three (3) Business Days after receiving demand therefor, (a) the Initial Lender for all reasonable, documented out-of-pocket costs and expenses incurred by it or any of its Related Parties, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including any reasonable and documented fees and disbursements of any law firm or other external counsel of the Initial Lender and, to the extent Initial Lender determines to be commercially reasonable in good faith, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder and (b) Initial Lender and its Related Parties for all costs and expenses (including reasonable and documented fees and disbursements of any law firm or other external counsel and fees and expenses of financial advisors) incurred in connection with the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy, including any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out.”

12.13                 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14                 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15                 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16                 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17                 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18                 Reversal of Payments. To the extent Borrower makes a payment or payments to a Lender or a Lender receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by such Lender.

12.19                 Intercreditor Agreement. Notwithstanding anything herein or in any other Loan Document to the contrary, in the event of any inconsistency between the provisions of this Agreement or any other Loan Document and the provisions of the Intercreditor Agreement with respect to the Collateral or any Lien or security interest required or created hereunder or under any other Loan Documents, or the creation, perfection or priority thereof, or matters related to the delivery of possessory Collateral, or any payment terms, or any rights and remedies with respect to the foregoing, the provisions of the Intercreditor Agreement shall govern and control.

12.20                 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

13                                  DEFINITIONS

13.1                        Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Initial Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth in such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Initial Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Initial Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Initial Lender is closed.

“Call Premium” is defined in Section 2.1.5(a).

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Initial Lender’s certificates of deposit issued maturing no more than one (1) year after issue.

“Cash Interest Rate” is 7.0% per annum.

“Change in Control” is any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors (or equivalent) of Borrower (together with any new directors whose election by the Board of Directors (or equivalent) of Borrower was approved by a vote of not less than two-thirds of the directors (or equivalent) then still in office who either were directors (or equivalent) at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors (or equivalent) then in office or (c) Borrower ceases to own, directly or indirectly, 100% of the voting securities of any Guarantor.

“Change in Law” is any occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive

(whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Initial Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 12.3.

“Closing Date Term Loan” is a term loan made by Initial Lender pursuant to the terms of Section 2.1.2 hereof.

“Closing Date Term Loan Amount” is an amount equal to Six Million Dollars ($6,000,000).

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Initial Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Connection Income Taxes” are Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among (a) the depository institution at which Borrower or any Guarantor maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any Guarantor maintains a Securities Account or a Commodity Account, (b) Borrower or such Guarantor, and (c) Initial Lender, pursuant to which Initial Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any advance of a Revolving Loan, a Closing Date Term Loan, an IP Monetization Milestone Term Loan, or any other extension of credit by a Lender for Borrower’s benefit.

“Debtor Relief Laws” are the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account and account number identified to Initial Lender.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Environmental Law” is any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, permits or other Requirement of Law relating to pollution, protection of the environment, public health and safety, worker health and safety, or to emissions, discharges or releases of hazardous substances, materials or wastes into the environment.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Event of Loss” means, with respect to any Property with a value in excess of $50,000, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” are any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Credit Extension pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Credit Extension or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” is any cash actually received by Borrower or its Subsidiaries not in the ordinary course of business, including, but not limited to, tax refunds (excluding any amount subject to dispute), indemnity payments, and any purchase price adjustments). For the avoidance of doubt, Extraordinary Receipts shall not include the proceeds of any equity issuances by Borrower.

“Facilities” is defined in Section 2.1.1(a).

“FATCA” is Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, including any intergovernmental agreements entered into with respect of the foregoing.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Lender” is a Lender that is not a U.S. Person.

“Foreign Subsidiary” is any Subsidiary other than a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day. “

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all

Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Gross Profit” is, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination and as determined in accordance with GAAP, the gross profit (or loss) of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Guarantor” is any present or future guarantor of the Obligations.

“Guarantor Security Agreement” is, with respect to each Guarantor, a security agreement (in form and substance satisfactory to Initial Lender in its good faith business judgment) by such Guarantor in favor of Initial Lender.

“Guaranty” is, with respect to each Guarantor, a continuing guaranty (in form and substance satisfactory to Initial Lender in its good faith business judgment) by such Guarantor in favor of Initial Lender, relative to Borrower.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” are (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Audit” is Initial Lender’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, completed most recently prior to the Effective Date.

“Initial Lender” is defined in the preamble hereof.

“Inside Debt” is defined in Section 7.4(b).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is, with respect to Borrower or a Guarantor, all of Borrower’s or such Guarantor’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to Borrower or such Guarantor;

(e)                                  any and all causes of action and claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said past, present, or future infringement of the intellectual property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Subordination Agreement” is defined in Section 6.12.

“Intercreditor Agreement” is that certain Intercreditor agreement dated as of the date hereof between Initial Lender and SVB, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Internal Revenue Code” is the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Monetization Milestones” are the earlier of (x) the occurrence of the complete lift of stay associated in respect of the ongoing intellectual property as specified to and as agreed to by Initial Lender on or prior to the Effective Date or (y) such earlier date as determined by Initial Lender.

“IP Monetization Milestone Term Loan Amount” is an aggregate amount not to exceed $4,000,000 during the term of this Agreement.

“IP Monetization Milestone Term Loan Effective Date” is defined in Section 2.1.2(b)(i).

“IP Monetization Milestone Term Loan Tranche” is defined in Section 2.1.2(b)(i).

“IP Monetization Milestone Term Loans” is defined in Section 2.1.2(b)(i).

“IP Security Agreement” is, individually and collectively, (a) any one or more Intellectual Property security agreements (in form and substance satisfactory to Initial Lender in its good faith business judgment) now or hereafter executed and delivered by Borrower to Initial Lender, and (b) any one or more Intellectual Property security agreements (in form and substance satisfactory to Initial Lender in its good faith business judgment) now or hereafter executed and delivered by Guarantor to Initial Lender.

“IRS” means the United States Internal Revenue Service.

“Lender” is Initial Lender (or any successors or permitted assignees thereof).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Condition” is the condition that the aggregate amount of Borrower’s unencumbered (except for Initial Lender’s security interest and SVB’s security interests under the SVB Loan Documents), unrestricted cash and Cash Equivalents (excluding cash and Cash Equivalents which cash collateralize obligations owed to SVB) is at least $500,000.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Intercompany Subordination Agreement, the IP Security Agreements, any note, or notes or guaranties (including the Guaranty) or security documents (including the Guarantor Security Agreement), executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of any Lender in connection with this Agreement, all as amended, restated, or otherwise modified. For the avoidance of doubt, the Monetization Side Letter and the Warrant Documents shall not constitute Loan Documents.

“Loans” are the Term Loans and the Revolving Loans.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Initial Lender’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any Guarantor; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Initial Lender determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Maturity Date” is July 17, 2016.

“Maximum Monetization Revolver Amount” is Five Million Dollars ($5,000,000), as such amount may be reduced from time to time under the terms of this Agreement.

“Monetization Revolving Line” is a Revolving Loan or Revolving Loan in an aggregate amount of up to the Maximum Monetization Revolver Amount outstanding at any time.

“Monetization Side Letter” is defined as that certain monetization letter agreement, dated as of the date hereof, between Drawbridge Special Opportunities Fund LP and Borrower, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Issuance Proceeds” are, in respect of any issuance of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts, and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Net Proceeds” are proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Transfer, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Transfer (i) the direct and reasonable costs relating to such Transfer excluding amounts payable to Borrower or any Subsidiary of Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Transfer and (iv) income taxes paid or reasonably estimated to be payable as a result thereof, and (b) in the event of an Event of Loss, (i) all money actually applied to repair, replace or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments. After netting out the items in clauses (a) and (b) of the foregoing definition, as applicable, if the amount of Net Proceeds would be less than zero, such amount shall be deemed to equal zero.

“NVvault Assets” are the patents and patent applications listed in Schedule A hereto, together with any and all (i) continuations, continuations in part, divisional, reissues, or reexaminations of any of the foregoing, (ii) present or future United States patents claiming common priority in whole or in part with any of the foregoing, and (iii) all foreign patents and/or applications for patents that are, or in the future become, counterparts of, or claim priority in whole or in part to, any of the foregoing.

“NVvault Patent Monetization Transaction” is any sale or other divestiture of, or the licensing of or other transactions with respect to, the NVvault Assets.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes a Lender now or later, whether under this Agreement, the Loan Documents, including, without limitation, the Revolving Loans and the Term Loans, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to a Lender, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” are, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” are all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” is defined in Section 2.2.

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, reexaminations, extensions and continuations-in-part of the same.

“Payment” is all checks, wire transfers and other items of payment received by a Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its deposit accounts.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Lenders under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  unsecured Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness, in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000), secured by Permitted Liens described in clause (c) of the definition of “Permitted Liens”;

(g)                                  Indebtedness under the SVB Agreement in an aggregate principal amount (including any available but undrawn amounts) not to exceed $5,000,000 at any one time outstanding; and

(h)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)                                 (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Initial Lender;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which Initial Lender has a perfected security interest; (e)Investments accepted in connection with Transfers permitted by Section 7.1;

(e)                                  Investments (i) by Borrower in Subsidiaries not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year and (ii) by Subsidiaries in Borrower;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)                                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(i)                                     the NVvault Patent Monetization Transaction.

“Permitted Licenses are (a) licenses of over-the-counter software that is commercially available to the public, and (b) exclusive and non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (b), (i) no Event of Default has occurred or is continuing at the time of such license; and (ii) the license constitutes an arms-length transaction, the terms of which (v) do not, expressly or constructively, provide for a sale or assignment of any Intellectual Property, (w) include commercial terms, (x) do not permit any sublicensing or other granting of rights or immunities thereunder by the licensee to third parties (other than sublicenses to such licensee’s customers in the ordinary course of business that are limited to the sublicense of rights under any Intellectual Property of Borrower or its Subsidiaries solely in connection with the use of any licensed products of the applicable licensee by such customers or products of Borrower or its Subsidiaries resold by such licensee), (y) do not permit the acquirer of any such licensee to exercise rights under such license except with respect to the licensed products of such licensee as the same existed at the time of the acquisition of such licensee (and any reasonably foreseeable new versions of such licensed products), and (z) do not otherwise limit Borrower from licensing or asserting rights under its Intellectual Property to or against third parties that are not a party to such license agreement; provided further that, in the case of any exclusive license, (i) Borrower obtains Initial Lender’s written consent prior to entering into any such exclusive license (which consent shall not be unreasonably withheld), and (ii) any such license is made in connection with a bona fide corporate collaboration or partnership, and is approved by Borrower’s (or the applicable Subsidiary’s) board of directors, but (a) may be exclusive as to a particular field of use and/or geographic territory outside of the United States; or (b) may be exclusive for a particular field of use within the geographic territory of the United States.

“Permitted Liens” are:

(a)                                 (1) Liens existing on the Effective Date and shown on the Perfection Certificate; (2) Liens arising under this Agreement and the other Loan Documents;

(b)                                 inchoate Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c)                                  purchase money Liens (including the interests of lessors under capitalized leases): (i) on Equipment (and related software) acquired or held by Borrower incurred for financing the acquisition of the Equipment (and related software) securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding; or (ii) existing on Equipment (and related software) when acquired; in each case, only if such Lien is confined to such Equipment (and related software) and related improvements, related accessions, related replacements, and the proceeds thereof;

(d)                                 inchoate Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) provided that they have no priority over any of Initial Lender’s Liens;

(e)                                  Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(f)                                   leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Initial Lender a security interest therein;

(g)                                  Permitted Licenses and non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, subject to the terms and limitations of the Monetization Side Letter;

(h)                                 Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)                                     Liens securing the obligations under the SVB Agreement permitted to be outstanding under clause (g) of the definition of “Permitted Indebtedness”; and

(j)                               Liens in favor of other financial institutions (not securing indebtedness for borrowed money owing to such financial institutions) arising in connection with Borrower’s deposit and/or securities accounts held at such institutions (if and to the extent permitted under this Agreement), provided that Initial Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” is defined in Section 2.3(f).

“PIK Interest Rate” means 4.0% per annum.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” is defined in Section 12.4.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Related Parties” are, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Repayment Date” is defined in Section 2.1.5(b).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Initial Lender’s right to sell any Collateral.

“Revolving Loans” is defined in Section 2.1.1(a).

“Revolving Maturity Date” is the earlier of (x) the one year anniversary of the Effective Date (or such later date as may be determined by Initial Lender in its sole discretion) and (y) the date that the outstanding principal amount of the Term Loans are repaid in full.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Smart Modular Proceeds” is any consideration received by Borrower in connection with a settlement, license or other agreement or undertaking with Smart Modular Inc., or an award of damages, in connection with any litigation pending between Borrower and Smart Modular Inc. and any related proceedings with Smart Modular Inc.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Initial Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Initial Lender entered into between Initial Lender and the other creditor), on terms acceptable to Initial Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB” is Silicon Valley Bank.

“SVB Agreement” is that certain Loan and Security Agreement dated as of October 31, 2009 between SVB and Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, herewith and with the Intercreditor Agreement.

“SVB Loan Documents” are the Loan Documents (as such term is defined in the SVB Agreement).

“Taxes” are all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” are defined in Section 2.1.2(b)(i).

“Trademarks” are any trademark, service mark, trade name and trade dress rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“U.S. Person” is any Person that is a “United States Person” as defined in Section 770 1(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 2.7(e)(ii)(B)(3).

“Warrants” are those certain warrants to purchase stock executed by Borrower in favor of Drawbridge Special Opportunities Fund LP substantially in the form of Exhibit C.

“Warrant Documents” are the Warrants and other related documents, including, as applicable, any investment agreement, executed by Borrower in favor of the Drawbridge Special Opportunities Fund LP.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NETLIST, INC.

By	/s/ Gail Sasaki
Name: Gail Sasaki
Title: Chief Financial Officer

Loan and Security Agreement

INITIAL LENDER:

DBD CREDIT FUNDING LLC

By:	/s/ Constantine M. Dakolias
Name:	CONSTANTINE M. DAKOLIAS
Title:	PRESIDENT

Signature Page to Loan Security Agreement

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to all personal property, including without limitation the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including, for the avoidance of doubt, Intellectual Property and any and all income or royalties paid or payable in connection with the intellectual property rights identified in the definition thereof (including in connection with the licensing thereof)), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. Notwithstanding the foregoing, the Collateral shall not include any NVvault Assets.

{END OF EXHIBIT A}

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	[DBD CREDIT FUNDING LLC]	Date:
FROM:

The undersigned authorized officer of NETLIST, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Initial Lender (the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Initial Lender. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

The following intellectual property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain Liquidity Condition	$500,000		Yes No

Exhibit C

Form of Warrant